UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2011 (August 19, 2011)

PEOPLES BANCORP INC.
(Exact name of Registrant as specified in its charter)

Ohio	0-16772	31-0987416
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification Number)

138 Putnam Street, PO Box 738
Marietta, Ohio	45750-0738
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(740) 373-3155

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

Hiring of Timothy H. Kirtley as Executive Vice President, Chief Credit Officer of Peoples Bancorp Inc. and Peoples Bank, National Association
On August 19, 2011, Peoples Bancorp Inc., an Ohio corporation (“Peoples”), issued a news release announcing that Timothy H. Kirtley (“Kirtley”) had accepted the position of Executive Vice President, Chief Credit Officer of each of Peoples and its national bank subsidiary Peoples Bank, National Association (“Peoples Bank”). His first date of employment at both Peoples and Peoples Bank will be August 29, 2011. A copy of the news release issued by Peoples on August 19, 2011 is filed with this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.
Mr. Kirtley will oversee all credit policies for both Peoples and Peoples Bank and direct the credit approval process, lending philosophy and loan portfolio management for Peoples Bank.
Mr. Kirtley, who is 41, most recently served as an executive officer of Delaware County Bank & Trust Co., located in Columbus, Ohio, where he served as Executive Vice President, Chief Credit Officer (October 2010 to August 2011), Senior Vice President, Chief Credit Officer (October 2009 to September 2010) and Senior Vice President, Credit Administration (March 2009 to October 2009).
During his tenure in the banking industry, which spans two decades, Mr. Kirtley has held progressively responsible senior-management positions. Prior to his service with Delaware County Bank & Trust Co., Mr. Kirtley served from February 2007 to March 2009 as a Vice President with Fifth Third Bank, focusing on commercial real estate. Prior thereto, he served as a Vice President with U.S. Bank, N.A. from February 1999 to January 2007, focusing on community and commercial banking.
There is no family relationship between Mr. Kirtley and any of the directors or other executive officers of Peoples or Peoples Bank.
Peoples has determined that neither Mr. Kirtley nor any of his immediate family members has had (or proposes to have) any direct or indirect relationship with Peoples or any of Peoples' subsidiaries, or any direct or indirect transactions in which Peoples or any of Peoples' subsidiaries was (or is proposed to be) a participant, that would be required to be disclosed under Item 404 of SEC Regulation S-K, excluding the employment relationship to be entered into by Mr. Kirtley and Peoples.
Change in Control Agreement with Timothy H. Kirtley
The Compensation Committee of the Board of Directors of Peoples has authorized the execution on behalf of Peoples of a change in control agreement with Mr. Kirtley, which will become effective on August 29, 2011, his first day of employment with Peoples and Peoples Bank. The change in control agreement, which is substantially the same as those entered into by other executive officers of Peoples, will provide that if Mr. Kirtley is terminated by Peoples or its successors for any reason other than cause (as defined in the change in control agreement) or by Mr. Kirtley for good reason (as defined in the change in control agreement), within six months prior to or within 24 months after a defined change in control occurs, Peoples will provide the following benefits: (i) a lump-sum cash payment of two times the amount of Mr. Kirtley's base annual compensation, payable within 30 days following Mr. Kirtley's termination date with such payment delayed until the first business day of the seventh month following the termination date if Mr. Kirtley is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended; and (ii) continuing participation in life, medical and dental insurance for a period of 12 months substantially in the form and expense to Mr. Kirtley as that received prior to the termination date. Mr. Kirtley's base annual compensation for purposes of his change in control agreement will be the average annualized compensation paid by Peoples which was includible in Mr. Kirtley's gross income prior to any deferred arrangements during the most recent five taxable years ending before the date of the change in control.

If Mr. Kirtley were to receive a change in control benefit as previously described, he will be subject to a non-compete agreement for a period of 12 months, under which he is not permitted to engage in the business of banking or any other business in which Peoples directly or indirectly engages during the term of Mr. Kirtley's agreement in the geographic market of Peoples on the termination date.
Mr. Kirtley's rights to receive payments under his change in control agreement will be subject to the limitations on such payments set forth in the standards for executive compensation applicable to Peoples as a participant in the TARP Capital Purchase Program.

Item 9.01    Financial Statements and Exhibits

a) - c)
Not applicable

d) Exhibits
See Index to Exhibits on Page 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEOPLES BANCORP INC.

Date:	August 19, 2011	By:/s/	RHONDA L. MEARS
Rhonda L. Mears
General Counsel and Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	News Release issued by Peoples Bancorp Inc. on August 19, 2011